SWK Holdings Corporation Announces Financial Results for Fourth Quarter and Full-Year 2021

Conference Call and Live Audio Webcast Scheduled for Monday, March 28, 2022, at 10:00 a.m. ET

Corporate Highlights

•	Reconstituted Board and appointed Wendy DiCicco, Robert K. Hatcher, and Laurie Dotter as independent directors
•	Completed four transactions from December 2021 through March 2022, deploying $38.5 million
•	Received a $10.7 million cash payment from B&D Dental to successfully resolve long-running non-accrual position. Loan carried at $8.3 million
•	In December 2021, subsidiary Enteris received a $5.0 million milestone payment from Cara Therapeutics with SWK retaining $3.0 million
•	Enteris currently advancing six partner feasibility studies

Finance Receivables Segment Update

•	As of December 31, 2021, non-GAAP tangible finance book value per share was $18.00, a 13.5% increase from December 31, 2020
•	Fourth quarter 2021 finance portfolio effective yield was 13.8%, flat year-over-year
•	Fourth quarter 2021 finance portfolio realized yield was 20.0%, a 340 bps year-over-year increase
•	Fourth quarter 2021 core finance receivables business adjusted non-GAAP net income was $6.9 million, which includes $0.6 million of extraordinary expenses
•	As of December 31, 2021, total investment assets were $189.7 million, a 10.7% decrease from December 31, 2020
•	For 2021 SWK’s core finance receivables segment generated a 14.4% adjusted return on tangible book value

Dallas, TX, March 28, 2022 – SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science focused specialty finance company catering to small- and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the fourth quarter ended December 31, 2021.

“The fourth quarter concluded a strong 2021 for SWK’s core specialty finance business as well as our Enteris subsidiary. Our specialty finance portfolio delivered a 20.0% realized yield during the quarter as solid loan performance was buttressed by early loan payoffs and upside in our royalty portfolio,” stated Winston Black, Chairman and CEO of SWK. “On the new deal origination front, 2022 is off to a strong start with our pipeline returning to historical levels. The turbulence in the capital markets has placed a premium on capital, and SWK is well positioned to capitalize on the market’s volatility given our ample liquidity at quarter’s end. We believe the four transactions closed over the past three months are an indication that SWK remains a leader in our market segment.”

Mr. Black concluded, “We are also pleased with the continued progress with our subsidiary, Enteris BioPharma, as it continues to pursue business development opportunities for its Peptelligence® and ProPerma® oral drug formulation technologies. Enteris is currently advancing six feasibility programs targeting therapeutic indications that include cancer, women’s health, and disorders of the central nervous system. If the studies are successful and depending on our partner’s R&D priorities, these feasibility agreements could advance to licensing agreements over the medium term, potentially providing new revenue streams for Enteris and SWK. Additionally, Enteris’ contract manufacturing business is pursuing pharmaceutical customers to fill its expanded manufacturing facility.”

Fourth Quarter 2021 Financial Results

For the fourth quarter 2021, SWK reported total revenue of $15.0 million, a 38% increase compared to $10.9 million for the fourth quarter 2020. Finance Receivables segment revenue increased $1.4 million year-over-year to $9.5 million, with the increase consisting of a $3.5 million increase in fees and interest due to early payoff of two term loans during the quarter as well as revenue from new and existing loans, which was partially offset by a $2.2 million decrease in interest and fees earned on finance receivables that were repaid or paid down since the fourth quarter of 2020. Pharmaceutical Development segment revenue increased $2.7 million year-over-year to $5.5 million. During the fourth quarter of 2021, Enteris received a $5.0 million milestone from Cara Therapeutics with Enteris retaining $3.0 million of the milestone and the remaining $2.0 million reverting to Enteris’ prior owner.

Income before taxes for the quarter was $8.4 million compared to $3.3 million for the same period the previous year. The year-over-year increase is due to a $2.7 million increase in income from our Pharmaceutical Development segment, a $1.4 million increase in revenue from our Finance Receivables segment, and a $2.0 million decrease in expenses. The decrease in expenses included a $2.5 million decrease in the change in fair value of the acquisition-related contingent consideration, a $1.7 million decrease in depreciation and amortization expenses related to the Enteris fixed and intangible assets, and a $0.8 million decrease in the change in fair value of our warrant assets and marketable investments. The decrease was offset by a $1.5 million increase in general and administrative expense, as well as an $0.8 million increase in our research and development expenses related to internal pipeline programs.

For the fourth quarter 2021, non-GAAP adjusted net income was $9.5 million, an increase from $7.5 million from fourth quarter 2020. Non-GAAP adjusted net income for the Finance Receivables segment was $6.9 million an increase from $6.4 million for the fourth quarter 2020. Fourth quarter non-GAAP adjusted net income includes $0.6 million in extraordinary expenses from the Strategic Review process.

GAAP net income for the quarter ended December 31, 2021, totaled $6.3 million, or $0.49 per diluted share, compared to $4.6 million, or $0.36 per diluted share for the fourth quarter 2020.

Income-producing assets (defined as finance receivables and corporate debt securities) totaled $181.7 million as of December 31, 2021. This is an 11.3% decrease compared with income-producing assets of $204.8 million as of December 31, 2020. Total investment assets, which include income-producing assets plus equity-linked securities, totaled $189.7 million as of December 31, 2021, compared to the December 31, 2020 total investment assets of $212.4 million.

Tangible financing book value per share totaled $18.00 as of December 31, 2021, a 13.5% increase from $15.86 as of December 31, 2020. Management views tangible financing book value per share as a relevant metric to value the Company’s core finance receivable business. Book value per share was $19.22 as of December 31, 2021, compared to $16.65 as of December 31, 2020.

Tables detailing SWK’s financial performance for the fourth quarter 2021 are below.

Portfolio Status

At the end of the fourth quarter 2021, the weighted average projected effective yield of 13.8% for the finance receivables portfolio, including non-accrual positions, was unchanged from the end of the fourth quarter of the previous year. The projected effective yield is the rate at which income is expected to be recognized pursuant to the Company’s revenue recognition policies, if all payments are received pursuant to the terms of the finance receivables and excludes non-interest earning assets such as warrants and equity investments.

For the fourth quarter 2021, the realized yield of the finance receivables portfolio was 20.0%, versus 16.6% for the same period the previous year. The realized yield is inclusive of all fees, including all realized unamortized fees, amendment fees, and prepayment fees, and is calculated based on the simple average of finance receivables at the beginning and end of the period. The realized yield is greater than the effective yield due to actual cash collections being greater than modeled.

During the quarter SWK deployed $20.0 million in two structured debt transactions to MolecuLight and Biotricity, while SWK borrowers Misonix, DxTerity, and Celonova fully repaid their credit obligations. At quarter end, SWK had $7.2 million of unfunded commitments.

Total portfolio investment activity for the three months ended December 31, 2021, and 2020 was as follows (in thousands):

	Three Months Ended December 31,
	2021	2020
Beginning portfolio	$206,247	$187,039
Early payoff	(30,448)	(3,686)
Interest paid-in-kind	252	(229)
Investment in finance receivables and marketable investments	20,235	30,401
Loan discount and fee accretion	(1,062)	385
Net unrealized gain (loss) on investments and warrant assets	(124)	639
Principal payments received on investments	(4,653)	(1,276)
Royalty (paydowns) accretion	(1,006)	(868)
Warrant investments, net of cancellations	175	—
Ending portfolio	$189,616	$212,405

Portfolio Updates Post Year-End

After the close of 2021, the Company closed three additional loans and advanced an additional $0.5 million to an existing borrower, deploying an additional $19.0 million

•	$6.5 million senior secured loan with Acer Therapeutics Inc. (NASDAQ: ACER)
•	$12.0 million in senior secured debt to Advanced Oxygen Therapy

Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP) for the three-month period ended December 31, 2021, and December 31, 2020. The table eliminates provisions for income taxes, non-cash mark-to-market changes on warrant assets and equity securities, amortization of Enteris intangible assets and any non-cash impact on the remeasurement of contingent consideration.

	Three Months Ended December 31,
	2021	2020
Consolidated GAAP net income	$6,327	$4,644
Add (subtract): income tax expense (benefit)	2,102	(1,338)
Add: Enteris amortization expense	543	2,384
Add (subtract): unrealized (gain) loss on warrants	406	(565)
Add (subtract): unrealized gain on equity securities	(282)	(75)
Add: strategic review committee expenses	588	—
Add (subtract): (gain) loss on change in fair value of contingent consideration	(140)	2,436
Adjusted income before income tax expense (benefit)	$9,544	$7,486
Adjusted income tax expense (benefit)	—	—
Non-GAAP consolidated net income	$9,544	$7,486

In the table above, management has deducted the following non-cash items: (i) change in the fair-market value of equities and warrants, as mark-to-market changes are non-cash, (ii) income taxes, as the Company has substantial net operating losses to offset against future income, (iii) amortization expense associated with Enteris intangible assets, and (iv) (gain) loss on remeasurement of contingent consideration. Management has also deducted legal and board expenses associated with the Company’s strategic review; management believes these expenses are not reflective of operational execution.

Finance Receivables Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s consolidated adjusted income before provision for income taxes, listed in the table above, to the non-GAAP adjusted net income for the Finance Receivable segment for the three-month period ended December 31, 2021, and December 31, 2020. The table eliminates Enteris operating (income) and loss. The adjusted income before income taxes is derived in the table above and eliminates income tax expense, non-cash mark-to-market changes on warrant assets and equity securities.

	Three Months Ended December 31,
	2021	2020
Adjusted income before income tax expense (benefit)	$9,544	$7,486
Add (subtract): Enteris operating (income) loss, excluding amortization expense	(2,625)	1,086
Adjusted Finance Receivables income before income tax expense (benefit)	$6,919	6,400
Adjusted income tax expense (benefit)	—	—
Non-GAAP Finance Receivables net income	$6,919	$6,400

Conference Call Information

SWK Holdings will host a conference call and live audio webcast on Monday, March 28, 2022, at 10:00 a.m. ET, to discuss its corporate and financial results for the fourth quarter 2021. Interested participants and investors may access the conference call by dialing either:

(844) 378-6488 (U.S.)

(412) 317-1079 (International)

An audio webcast will be accessible via the Investors Events & Presentations section of the SWK Holdings’ website: https://swkhold.investorroom.com/events. An archive of the webcast will remain available for 90 days beginning at approximately 11:30 a.m. ET, on March 28, 2022.

Non-GAAP Financial Measures

This release includes non-GAAP adjusted net income and non-GAAP finance receivable segment net income, which are metrics that are not compliant with generally accepted accounting principles in the United States (GAAP).

Non-GAAP adjusted net income is adjusted for certain items (including (i) changes in the fair-market value of public equity-related assets and SWK’s warrant assets as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, (iii) changes in the fair-market value of contingent consideration associated with the Enteris acquisition as these changes are non-cash, and (iv) depreciation and amortization expenses, primarily associated with the Enteris acquisition).

In addition to the adjustments noted above, non-GAAP finance receivable segment net income also excludes Enteris operating losses.

Tangible financing book value per share excludes the deferred tax asset, intangible assets, goodwill, Enteris PP&E, and contingent consideration associated with the Enteris transaction. Adjusted return on tangible financing book value is calculated by dividing finance receivables segment adjusted non-GAAP net income by Tangible financing book value.

These non-GAAP measures may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. These metrics should be considered in addition to, and not as a replacement for, the most comparable GAAP measure.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. SWK also owns Enteris BioPharma, whose Peptelligence® and ProPerma™ drug delivery technologies create oral formulations of peptide-based and BCS class II, III, and IV small molecules. With Enteris, SWK has the opportunity to grow its finance business by actively building a wholly-owned portfolio of milestones and royalties through licensing activities. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Tiberend Strategic Advisors, Inc.

Lisa Sher (Investors)

lsher@tiberend.com

Jason Rando (Media)

jrando@tiberend.com

SWK HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$42,863	$3,008
Interest and accounts receivable, net	1,803	1,911
Marketable investments	1,034	1,210
Other current assets	1,727	542
Total current assets	47,427	6,671

Finance receivables, net	181,553	204,491
Marketable investments	119	241
Cost method investment	3,491	3,491
Deferred tax assets, net	20,539	27,491
Warrant assets	3,419	2,972
Intangible assets, net	9,964	13,453
Goodwill	8,404	8,404
Property and equipment, net	5,779	5,211
Other non-current assets	1,970	1,476
Total assets	$282,665	$273,901

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,087	$3,652
Revolving credit facility	8	$11,758
Total current liabilities	5,095	15,410

Contingent consideration payable	8,530	16,900
Other non-current liabilities	1,804	1,079
Total liabilities	15,429	33,389

Stockholders' equity:
Preferred Stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,836,133 and 12,792,586 shares issued and outstanding at December 31, 2021 and 2020, respectively	13	13
Additional paid-in capital	4,431,719	4,430,924
Accumulated deficit	(4,164,496)	(4,190,425)
Total stockholders' equity	267,236	240,512
Total liabilities and stockholders' equity	$282,665	$273,901

SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Year Ended December 31,
	2021	2020
Revenues
Finance receivable interest income, including fees	$39,310	$30,800
Pharmaceutical development	16,122	5,903
Other	723	9
Total revenues	56,155	36,712
Costs and expenses:
Impairment expense	—	163
Pharmaceutical manufacturing, research and development expense	7,347	4,268
General and administrative	13,620	10,546
Depreciation and amortization expense	4,061	12,091
Change in fair value of acquisition-related contingent consideration	(287)	4,400
Interest expense	374	455
Total costs and expenses	25,115	31,923
Other income (expense), net
Unrealized net gain (loss) on warrants	272	(586)
Unrealized net gain (loss) on equity securities	1,839	(591)
Realized (loss) gain on sale of investments	(140)	53
Income before income tax expense (benefit)	33,011	3,665
Income tax expense (benefit)	7,082	(1,537)
Consolidated net income	$25,929	$5,202

Net income per share
Basic	$2.03	$0.40
Diluted	$2.02	$0.40
Weighted Average Shares
Basic	12,796	12,852
Diluted	12,834	12,862

SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Consolidated net income	$25,929	$5,202
Adjustments to reconcile net income to net cash provided by operating activities
Impairment expense	—	163
Amortization of debt issuance costs	49	188
Deferred income taxes	6,952	(1,711)
Change in fair value of warrants	(272)	586
Change in fair value of equity securities	(1,839)	591
Loss (gain) on sale of investments	140	(53)
Change in fair value of acquisition-related contingent consideration	(287)	4,400
Loan discount and fee accretion	(1,130)	(1,983)
Interest paid-in-kind	(950)	(2,145)
Stock-based compensation	1,163	728
Depreciation and amortization	4,061	12,091
Changes in operating assets and liabilities:
Interest and accounts receivable	108	643
Other assets	(1,788)	(959)
Accounts payable and other liabilities	2,159	1,527
Net cash provided by operating activities	34,295	19,268

Cash flows from investing activities:
Cash received from settlement of warrants and equity securities	1,875	53
Investment in finance receivables	(42,350)	(42,859)
Repayment of finance receivables	67,192	11,752
Corporate debt securities principal payments	122	62
Purchases of property and equipment	(1,078)	(3,937)
Other	—	(237)
Net cash provided by (used in) investing activities	25,761	(35,166)

Cash flows from financing activities:
Net settlement for employee taxes on restricted stock and options	(368)	—
Repurchases of common stock, including fees and expenses	—	(2,010)
Net (payments on) proceeds from credit facility	(11,750)	11,758
Payment of acquisition-related contingent consideration	(8,083)	(2,000)
Net cash (used in) provided by financing activities	(20,201)	7,748

Net increase (decrease) in cash and cash equivalents	39,855	(8,150)
Cash and cash equivalents at beginning of period	3,008	11,158
Cash and cash equivalents at end of period	$42,863	$3,008

Supplemental noncash flow activity:
Warrants received in connection with finance receivables	$175	$79
Fair value of common stock issued in lieu of employee cash bonuses	$—	$60
Cash paid for interest	$110	$137
Fair value of common stock received in connection with payoff of term loan	$887	$—